Exhibit 11

    ARROW FINANCIAL CORPORATION AND SUBSIDIARIES
    STATEMENT RE COMPUTATION OF  PER SHARE EARNINGS
                                                     1996     1995     1994     1993      1992
    Primary Earnings Per Share:
    Net Income Before Extraordinary Item
       & Cumulative Effect of Accounting Change    $20,260  $12,424  $11,325   $8,176    $2,890
    Extraordinary Item                                 ---      ---      ---      ---       811
    Cumulative Effect of Accounting Change             ---      ---      ---    1,457       ---
    Net Income                                     $20,260  $12,424  $11,325   $9,633    $3,701

    Wesighted Shares Outstanding                     5,919    6,277    6,306    6,247     6,074
    ESOP Leveraged Shares                              (29)     (25)     ---      ---       ---
    Stock Options-
         Equivalent Shares                              60       33       15      ---       ---
    Total Equivalent Shares                          5,950    6,285    6,320    6,247     6,074
    Primary Eanrings Per Share,
         Before Extraordinary Item                   $3.40    $1.98    $1.79    $1.31     $0.48
    Primary Earnings Per Share,
         Extraordinary Item                            ---      ---      ---      ---      0.12
    Primary Earnings Per Share,
         Cumulative Effect of Accounting Change                 ---      ---     0.23       ---
    Primary Earnings Per Share                       $3.40    $1.98    $1.79    $1.54     $0.60



    Fully Diluted Earnings Per Share:
    Net Income Before Extraordinary Item
       & Cumulative Effect of Accounting Change    $12,260  $12,424   $11,325   $8,176   $2,890
    Debenture Interest Expense, net of tax             ---      ---       243      ---      ---
    Fully Diluted Income                            12,260   12,424    11,568    8,176    2,890
    Extraordinary Item                                 ---      ---       ---      ---      811
    Cumulative Effect of Accounting Change             ---      ---       ---    1,457      ---
    Net Income                                     $12,260  $12,424   $11,568   $9,633   $3,701

    Weighted Shares Outstanding                      5,919    6,277     6,306    6,247    6,074
    ESOP Leveraged Shares                              (29)     (26)      ---      ---      ---
    Stock Options-
         Equivalent Shares                              81       54        26      ---      ---
    Debentures                                         ---      ---       365      ---      ---
    Total Equivalent Shares                          5,971    6,305     6,697    6,247    6,074

    Fully Diluted Earnings Per Share,
         Before Extraordinary Item                   $3.39    $1.97     $1.73    $1.31    $0.48
    Fully Diluted Earnings Per Share,
         Extraordinary Item                            ---      ---       ---      ---     0.12
    Fully Diluted Earnings Per Share,
         Cumulative Effect of Accounting Change        ---      ---       ---     0.23      ---
    Fully Diluted Earnings Per Share                 $3.39    $1.97     $1.73    $1.54    $0.60

